Exhibit 10.66

SIDE LETTER AMENDMENT

TO SERIES B-3 PREFERRED STOCK PURCHASE AGREEMENT

This Side Letter Amendment (this “Amendment”) is entered into as of March 25, 2026, by and between Forum Markets, Inc. (f/k/a ETHZilla Corporation), a Delaware corporation (“Forum”), and Zippy, Inc., a Delaware corporation (“Zippy”). Forum and Zippy are referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Parties entered into the Series B-3 Preferred Stock Purchase Agreement, dated as of December 9, 2025 (the “Agreement”), where Forum acquired an equity stake in Zippy in exchange for cash and Forum equity;

WHEREAS, under the Agreement, the Parties established an equity-based consideration component subject to certain true-up provisions. Specifically, the “Midpoint True-Up” provides for a thirty (30) day valuation and adjustment period (the “Midpoint True-Up Period”) currently scheduled to conclude on March 30, 2026;

WHEREAS, the Parties acknowledge that the Midpoint True-Up Period overlaps with Forum’s mandatory blackout period associated with the filing of its Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (the “10-K Blackout Period”);

WHEREAS, in furtherance of their strategic partnership, to ensure the highest standards of regulatory compliance during the 10-K Blackout Period, the Parties desire to extend the Midpoint True-Up Period to align the true-up mechanics with the conclusion of the 10-K Blackout Period;

WHEREAS, the Parties acknowledge and confirm that the Midpoint Eligible Shares (as defined in the Agreement) were issued to Zippy at a Per Share Price of $10.50 per share, and that Zippy’s enforceable rights under Section 6.2 of the Agreement, as supplemented by this Amendment, support the valuation of the Midpoint Eligible Shares at the Per Share Price for purposes of Zippy’s financial statements and audit for fiscal year 2025;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

1.  Extension of the Midpoint True-Up Period. The Parties hereby agree to amend Section 1.5(bb) and Section 6.2 of the Agreement to extend the Midpoint True-Up Period. Notwithstanding any provision to the contrary in the Agreement, the Midpoint True-Up Period shall expire on the earlier of:

●	(a) April 30, 2026; or

●	(b) Thirty (30) days following the date on which Forum’s 10-K Blackout Period is formally terminated.

2.  Valuation Confirmation. The Parties acknowledge and confirm that, for purposes of Zippy’s financial statements and audit for fiscal year 2025, the Midpoint Eligible Shares shall be valued at the Per Share Price of $10.50 per share. The Parties further acknowledge that Zippy’s enforceable contractual rights under Section 6.2 of the Agreement, as extended by this Amendment, provide Zippy with sufficient contractual protection to support such valuation, and this Amendment, together with the true-up provisions of the Agreement, provides Zippy with enforceable contractual rights sufficient to support such valuation for audit and regulatory purposes.

3.  Accelerated Payment Deadline. Notwithstanding anything to the contrary in Section 6.2(b) of the Agreement, any Midpoint Make-Whole Amount payable to Zippy pursuant to the Agreement or this Amendment shall be paid by Forum in cash, by wire transfer of immediately available funds, no later than April 30, 2026. For the avoidance of doubt, if the extended Midpoint True-Up Period expires prior to April 30, 2026, the payment timeline set forth in this Section 4 shall govern in lieu of the timeline set forth in Section 6.2(b) of the Agreement to the extent necessary to ensure payment is made no later than April 30, 2026.

4.  Regulatory Reservation and Non-Admission. The Parties expressly agree that this Amendment is entered into in an abundance of caution and to address potential technical conflicts between the Midpoint True-Up Period and applicable securities law restrictions. This extension shall not be construed as a determination, admission, or finding by either Party that Zippy is an “insider” or is otherwise subject to the 10-K Blackout Period. The Parties enter into this extension solely to mitigate any potential for a legal conflict without making a final determination as to Zippy’s regulatory status at this time.

5.  Acknowledgement of Intent. Forum reaffirms its intent to work in good faith to assist Zippy with its sale of ETHZ Common Stock as contemplated in the Transaction Agreements (each as defined in the Agreement).

6.  Ratification and Integration. Except as expressly modified by this Amendment, all terms, conditions, and provisions of the Agreement remain in full force and effect and are hereby ratified and confirmed by the Parties. This Amendment, together with the Agreement, constitutes the entire agreement between the Parties regarding the subject matter hereof.

7.  Governing Law; Counterparts. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any Party may execute this Amendment by electronic signature (including facsimile or scanned email), and the other Party will be entitled to rely on such signature as conclusive evidence that this Amendment has been duly executed by such Party. This side letter shall be considered an amendment to the Agreement and the general provisions set forth therein shall govern this side letter.

[Signature Page Follows]

FORUM MARKETS, INC.

a Delaware corporation

By:	/s/ McAndrew Rudisill
Name:	McAndrew Rudisill
Title:	Chief Executive Officer

ZIPPY, INC.

a Delaware corporation

By:	/s/ Ben Halliday
Name:	Ben Halliday
Title:	Chief Executive Officer